EXHIBIT 99.1

                                                       FOR IMMEDIATE RELEASE


    NTL ANNOUNCES FILING OF REGISTRATION STATEMENT FOR 8 MILLION SHARES
     OF COMMON STOCK AND $400 MILLION OF CONVERTIBLE SUBORDINATED NOTES

       New York, New York; (June 23, 1999) -- NTL Incorporated (Nasdaq:
NTLI; Easdaq: NTLI.ED) announced that it has filed a registration statement with the SEC with respect to 8 million shares of its common stock and $400 million of NTL Communications Corp.'s convertible subordinated notes due 2009, which is convertible into shares of NTL Incorporated. The amounts in these offerings by NTL may change as a result of market conditions and the possible inclusion of secondary shares pursuant to registration rights previously granted by NTL. The Company has not yet named underwriters for this transaction.

       NTL Incorporated expects to use the proceeds from the offering of the common stock to contribute $500 million to NTL Communications Corp. to replace amounts previously distributed by NTL Communications Corp. to NTL Incorporated, to fund the acquisition of the "1G" networks in France (approximately $57 million) and for general corporate purposes.

       NTL Communications Corp. expects to use the proceeds from the offering of the convertible notes to finance its construction, capital expenditure and working capital requirements and make acquisitions of businesses or assets related to its business.

       A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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For further information contact: John F. Gregg, Senior Vice President -
Chief Financial Officer, Kathy Makrakis, Director - Investor Relations or Richard J. Lubasch, Executive Vice President - General Counsel, at (212) 906-8440; in the UK: Alison Smith at 01252 402662; or via e-mail at investor_relations@ntli.com.